EXHIBIT 99.2

For Immediate Release

National Datacomputer, Inc. Completes One-for-Fifteen Reverse Stock Split

BILLERICA, Mass. Thursday, July 31, 2008-- National Datacomputer, Inc. (“NDI”) (OTC Bulletin Board: NDCP - News) a leading provider of mobile computing solutions, announced today that the Company Board of Directors has approved a reverse stock split and established a ratio of 1-for 15. This move followed a vote at NDI Annual Shareholders’ Meeting on June 24, 2008, in which shareholders authorized the Board to effect the reverse stock split. Upon today’s market open, NDI’s common stock will begin trading on a split-adjusted basis under the new trading symbol "NDCP”.

“The decision made by NDI's Board of Directors to complete the planned reverse stock split in June 2008 is timely”, said William Berens, NDI’s President and Chief Executive Officer. “It adjusts NDI's capitalization structure to appropriate levels. And it enables us to attract new investors”.

The number of shares of NDI common stock authorized will be reduced from 50,000,000 shares as of July 30, 2008, to approximately 3,333,333 shares post-split. The number of shares reserved for issuance under NDI’s stock option plans will also be reduced proportionately. As a result of the reverse stock split, every 15 shares of common stock of NDI that is issued and outstanding shall be automatically combined into one issued and outstanding shares without any change in the par value of such shares. No fractional shares will be issued in connection with the reverse stock split. Stockholders who would be entitled to fractional shares will receive cash in lieu of receiving fractional shares. The reverse stock split affects all shares of common stock, stock options and warrants of NDI outstanding as of immediately prior to the effective time of the reverse stock split.

Stockholders who hold their shares in brokerage accounts or "street name" will not be required to take any action to effect the exchange of their shares. Stockholders of record who hold share certificates will receive a letter of transmittal requesting that they surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. American Stock Transfer & Trust Company, PTC’s transfer agent, will act as the exchange agent for purposes of implementing the exchange of stock certificates.

About National Datacomputer

National Datacomputer, Inc. (NDI) was founded in 1986 as a pioneer and leading provider of mobile computer direct store delivery (DSD) solutions to the Food and Beverage industry.  Today our flagship solution, built upon years of experience, RouteRider LE™, provides critical route accounting integration to corporate ERP systems from the company’s field sales and service organization by providing data collection, processing, and real-time communication for all transactions.

Our technology is based on Microsoft standards and platforms.   Our handheld client runs on Windows Mobile based handhelds providing point of sale data to our SQL Server based Web Portal running on Windows Server systems.

NDI markets, sells, and services a comprehensive DSD solution including all required hardware, software, implementation, education, maintenance and technical support services to our customers in North

America and Europe.  Please review this comprehensive but quick 3 minute video on our capabilities: http://www.ndcomputer.com/movie.html

Contact Information:
Bruna Bucacci, COO
National Datacomputer, Inc.
900 Middlesex Turnpike, Building 5
Billerica, Massachusetts 01821
Tel: (978) 663-7677
http://www.ndcomputer.com

RouteRider LE, is a registered trademark of National Datacomputer, Inc.
Other trademarks are the property of their respective owners.
©2008 National Datacomputer, Inc. All rights reserved. Printed in USA.